Exhibit 99.1 For Immediate Release CNO Financial Group Appoints Linda Gibson to its Board of Directors CARMEL, Ind., Jan. 15, 2026 – CNO Financial Group (NYSE: CNO) announced today that its board of directors has appointed Linda Gibson as a Director, effective immediately. Gibson is the former Chairperson and Chief Executive Officer of PGIM Quantitative Solutions, which is the quantitative equity and multi-asset specialist within Prudential Financial’s global investment management business. Gibson’s appointment increases the size of the CNO Board to 10 directors. “We are pleased to welcome Linda to the CNO Board of Directors,” said Board Chair Dan Maurer. “With more than 30 years’ experience leading global investment management businesses, Linda is a widely regarded executive in the financial services industry. Her significant leadership expertise in investment strategy, asset management and technology-enabled solutions aligns closely with CNO’s focus on sustained growth and long-term shareholder return. We look forward to the valuable perspective she will bring to the CNO Board.” As the Chairperson and Chief Executive Officer of PGIM Quantitative Solutions from 2021 to 2025, Gibson set the global strategic direction for the firm including oversight of PGIM Wadhwani, its London- based alternatives manager. She also served as Chief Business Officer from 2019 to 2021 with accountability for a wide range of functions. Prior to joining PGIM Quantitative Solutions, Gibson served as Executive Vice President and Head of Global Distribution for OMAM Asset Management, now Acadian Asset Management, and Chief Executive Officer of OMAM International. During her 17 years at the firm, she held various executive and global strategy positions, including Interim Chief Executive Officer, Chief Operating Officer, Head of Affiliate Management and General Counsel. Gibson received a bachelor’s degree in mathematics from Bates College and a Juris Doctor degree from Boston University School of Law. About CNO Financial Group CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities, financial services and workforce benefits solutions through our family of brands, including Bankers Life, Colonial Penn, Optavise and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.3 million policies and $38.3 billion in total assets. Our 3,300 associates, 4,900 exclusive agents and more than 6,500 independent partner agents guide individuals, families and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.

- 2 - For further information: CNO News Media Valerie Dolenga Valerie.Dolenga@CNOinc.com CNO Investor Relations Adam Auvil Adam.Auvil@CNOinc.com